Exhibit 3.10

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION

OF

M&T BANK CORPORATION

Under Section 805 of the Business Corporation Law

The undersigned, being the [ ] and [ ] of M&T Bank Corporation (the “Corporation”), do hereby certify and set forth as follows:

(1) The name of the Corporation is M&T BANK CORPORATION. The name under which the Corporation was formed is First Empire State Corporation.

(2) The certificate of incorporation of the Corporation was filed by the Department of State on the 6th day of November, 1969.

(3) The board of directors of the Corporation (the “Board of Directors”), in accordance with the certificate of incorporation of the Corporation and applicable law, adopted resolutions on the 20th day of February, 2021, creating a series of 10,000,000 shares of preferred stock of the Corporation designated as “Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H.”

(4) The certificate of incorporation is hereby amended by adding language to Article FOURTH, which recites the terms and conditions of the Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H, as follows:

11. A series of preferred stock of the Corporation be and hereby is created, and the designation of such series, the number of shares to comprise such series, the dividend rate or rates payable with respect to the shares of such series, the redemption price, the voting rights, and any other relative rights, preferences and limitations pertaining to such series, are as follows:

1. Designation and Amount. The series of preferred stock, par value $1.00 per share, shall be designated as the “Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H” (the “Series H Preferred Stock”). The Series H Preferred Stock shall be perpetual, subject to the provisions of Section 6 hereof, and the authorized number of shares of the Series H Preferred Stock shall be 10,000,000 shares. The number of shares of Series H Preferred Stock may be increased from time to time pursuant to the provisions of Section 7 hereof and any such additional shares of Series H Preferred Stock shall form a single series with the Series H Preferred Stock. Each share of Series H Preferred Stock shall have the same designations, powers, preferences and rights as every other share of Series H Preferred Stock.

2. Dividends.

(a) Holders of the Series H Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of assets legally available for the payment of dividends under New York law, non-cumulative cash dividends based on the liquidation preference of the Series H Preferred Stock at a rate equal to (i) 5.625% per annum for each Dividend Period (as defined below) from April 1, 2022, the original issue date of the Series H Preferred Stock (the “Issue Date”) to, but excluding, December 15, 2026 (the “Fixed Rate Period”) and (ii) three-month LIBOR plus a spread of 4.02% per annum for each Dividend Period from and including December 15, 2026 (the “Floating Rate Period”). If the Corporation issues additional shares of Series H Preferred Stock after the Issue Date, dividends on such additional shares of Series H Preferred Stock may accumulate from and including the Issue Date, the then most recent Dividend Payment Date or any other date the Corporation specifies at the time such additional shares of Series H Preferred Stock are issued.

The dividend rate for each Dividend Period during the Floating Rate Period will be determined by the Calculation Agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the Dividend Period, which date is the “Dividend Determination Date” for the Dividend Period. The Calculation Agent then will add three-month LIBOR as determined on the Dividend Determination Date and the applicable spread of 4.02% per annum. Absent manifest error, the Calculation Agent’s determination of the dividend rate for each Dividend Period during the Floating Rate Period for the Series H Preferred Stock will be binding and conclusive on holders of the Series H Preferred Stock, the transfer agent and the Corporation. “Calculation Agent” shall mean such bank or other entity as may be appointed by the Corporation to act as calculation agent for the Series H Preferred Stock during the Floating Rate Period. A “London banking day” shall mean any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The term “three-month LIBOR” shall mean the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Dividend Determination Date. If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant Dividend Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, in consultation with the Corporation, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the Calculation Agent, in consultation with the Corporation, will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Dividend Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable dividend period in an amount of at least $1,000,000, that is representative of single transactions at that time. If three quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, three-month LIBOR for the next Dividend Period will be equal to three-month LIBOR in effect for the then-current Dividend Period or, in the case of the first dividend Period in the Floating Rate Period, the most recent rate on which three-month LIBOR could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period.

A “Dividend Period” means the period from, and including, a Dividend Payment Date (as defined below) to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on and include March 15, 2022.

(b) If declared by the Board of Directors or a duly authorized committee of the Board of Directors, the Corporation shall pay dividends on the Series H Preferred Stock quarterly in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2022 (each such day on which dividends are payable, a “Dividend Payment Date”). In the event that any Dividend Payment Date during the Fixed Rate Period falls on a day that is not a Business Day (as defined below), then the dividend payment due on that date shall be due on the next day that is a Business Day and no additional dividends shall accrue as a result of that postponement. In the event that any Dividend Payment Date during the Floating Rate Period falls on a day that is not a Business Day, then the Dividend Payment Date will be the next day that is a Business Day. However, if the postponement would cause the day to fall in the next calendar month during the Floating Rate Period, the Dividend Payment Date will instead be brought forward to the immediately preceding Business Day.

A “Business Day” means (i) with respect to the Fixed Rate Period, any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in New York City, New York, are authorized or obligated by law or executive order to close and (ii) with respect to the Floating Rate Period, any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in New York City, New York, are authorized or obligated by law or executive order to close, and additionally, is a London banking day.

(c) Dividends shall be payable to holders of record of shares of the Series H Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, not exceeding 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors or a duly authorized committee of the Board of Directors.

(d) Dividends payable on shares of the Series H Preferred Stock during the Fixed Rate Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Preferred Stock for the Floating Rate Period will be computed on the basis of the actual number of days in a Dividend Period and a 360-day year. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. If the Corporation redeems the Series H Preferred Stock pursuant to Section 6, dividends on shares of the Series H Preferred Stock shall cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series H Preferred Stock called for redemption. No interest shall be payable in respect of any dividend payment on shares of Series H Preferred Stock that may be in arrears.

(e) Dividends on shares of the Series H Preferred Stock shall not be cumulative. If for any reason the Board of Directors or a duly authorized committee of the Board of Directors does not declare a dividend on the Series H Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period or be payable on the applicable Dividend Payment Date, and the Corporation shall have no obligation to pay any dividend for that Dividend Period, whether or not the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend on the Series H Preferred Stock for any subsequent Dividend Period with respect to the Series H Preferred Stock or for any future dividend period with respect to any other series of preferred stock of the Corporation or common stock, par value $0.50 per share, of the Corporation (the “Common Stock”).

(f) So long as any share of the Series H Preferred Stock remains outstanding, unless full dividends on all outstanding shares of the Series H Preferred Stock in respect of the most recently completed Dividend Period have been declared and paid or a sum sufficient for the payment thereof set aside for such payment:

(i) no dividend shall be declared or paid or a sum sufficient for the payment thereof set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Securities (as defined below) (other than (1) a dividend payable solely in Junior Securities or (2) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

(ii) no shares of Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation (other than (1) as a result of a reclassification of Junior Securities for or into other Junior Securities, (2) the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities, (4) purchases, redemptions or other acquisitions of shares of the Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (5) purchases of shares of Junior Securities pursuant to a contractually binding requirement to buy Junior Securities existing prior to such most recently completed Dividend Period, including under a contractually binding stock repurchase plan, (6) the purchase of fractional interests in shares of Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (7) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Junior Securities in the ordinary course of business, (8) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (9) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Junior Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians); and

(iii) no shares of Parity Securities (as defined below) shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation (other than (1) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series H Preferred Stock and such Parity Securities, if any, (2) as a result of a reclassification of Parity Securities for or into other Parity Securities, (3) the exchange or conversion of Parity Securities for or into other Parity Securities or Junior Securities, (4) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Securities, (5) purchases of shares of Parity Securities pursuant to a contractually binding requirement to buy Parity Securities existing prior to such most recently completed Dividend Period, including under a contractually binding stock repurchase plan, (6) the purchase of fractional interests in shares of Parity Securities pursuant to the conversion or exchange provisions of such Parity Securities or the security being converted or exchanged, (7) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Parity Securities in the ordinary course of business, (8) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (9) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Parity Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians); provided that for the avoidance of doubt, references to Parity Securities in this clause (iii) refer to any class or series of capital stock that ranks on a parity with the shares of Series H Preferred Stock as to dividends and upon liquidation, dissolution or winding up.

(g) No dividends shall be declared or paid or funds set apart for the payment of dividends on any preferred stock ranking equally with or junior to the Series H Preferred Stock as to dividends, if any, for any period unless dividends on the shares of Series H Preferred Stock have been contemporaneously declared and paid or a sum sufficient for the payment thereof set aside for such payment for the most recently completed Dividend Period. When dividends are not paid in full upon the shares of Series H Preferred Stock and any other series of preferred stock ranking equally with the Series H Preferred Stock as to dividends, if any, all dividends declared and paid upon the shares of the Series H Preferred Stock and any other series of preferred stock ranking equally with the Series H Preferred Stock as to dividends, if any, shall be declared on a proportional basis so that the amount of dividends declared per share shall bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series H Preferred Stock, and accrued dividends, including any accumulations, if any, on such Parity Securities, if any, bear to each other.

(h) Subject to the conditions in this Section 2, and not otherwise, dividends (payable in cash, capital stock, or otherwise), as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors, may be declared and paid on Junior Securities or Parity Securities, if any, from time to time out of any assets legally available for such payment, and the holders of the Series H Preferred Stock shall not be entitled to participate in those dividends.

(i) Dividends on the Series H Preferred Stock shall not be declared, paid or funds set apart for the payment thereof to the extent such act would cause the Corporation to fail to comply with any applicable laws and regulations, including applicable capital adequacy rules of any appropriate federal banking regulator or agency.

(j) The Series H Preferred Stock ranks on a parity with the Corporation’s Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E (“Series E Preferred Stock”), Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F (“Series F Preferred Stock”) and Perpetual 5.0% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series G (“Series G Preferred Stock”) in the payment of dividends.

3. Liquidation Preference.

(a) Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the Series H Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidating distribution of $25.00 per share, plus an amount equal to any declared and unpaid dividends, without accumulation of any undeclared dividends, before any payment or distribution of assets to the holders of the Common Stock or any other class or series of Junior Securities. Holders of the Series H Preferred Stock shall not be entitled to any other amounts from the Corporation and shall have no right or claim to any of the remaining assets of the Corporation after such holders have received their full liquidating distribution as provided for in this Section 3.

(b) In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preference plus declared and unpaid dividends in full to all holders of the Series H Preferred Stock and the liquidation amounts owed to all holders of Parity Securities, if any, the amounts paid to the holders of the Series H Preferred Stock and the holders of Parity Securities, if any, shall be paid pro rata in accordance with the respective aggregate liquidating distributions owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of the Series H Preferred Stock and the liquidation amounts owed to all holders of Parity Securities, if any, have been paid in full to all such holders, the holders of Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this Section 3, the merger or consolidation by the Corporation with or into any other entity, including a merger or consolidation in which the holders of the Series H Preferred Stock receive cash, securities or property for their shares, or the sale, lease, exchange or transfer of all or substantially all of the assets or business of the Corporation for cash, securities or other consideration, shall not constitute a liquidation, dissolution or winding up of the Corporation.

(d) The Series H Preferred Stock ranks on a parity with the Corporation’s Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

4. Preemption and Conversion. The holders of the Series H Preferred Stock shall not have any preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock. The holders of the Series H Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

5. Voting Rights.

(a) The holders of the Series H Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of the Common Stock, except as provided in this Section 5 or as otherwise specifically required by law.

(b) So long as any shares of Series H Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Series H Preferred Stock and any Voting Parity Stock, voting together as a separate class of the Corporation’s capital stock, shall be required to authorize or increase the authorized amount of, or issue or create shares of, any class or series of Senior Securities, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Senior Securities.

(c) So long as any shares of the Series H Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Series H Preferred Stock, voting together as a separate class of the Corporation’s capital stock, shall be required to:

(i) amend, alter or repeal any provision of this Certificate of Amendment or the Certificate of Incorporation so as to adversely affect the powers, preferences, privileges or rights of the Series H Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series H Preferred Stock or authorized Common Stock or authorized preferred stock or the creation and issuance, or an increase or decrease in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Series H Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation shall not be deemed to adversely affect the powers, preferences, privileges or rights of the Series H Preferred Stock; or

(ii) consummate a binding share-exchange or reclassification involving the Series H Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series H Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Series H Preferred Stock or new preferred securities have terms that are not materially less favorable than the Series H Preferred Stock.

(d) If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series H Preferred Stock for six or more quarterly Dividend Periods, whether or not consecutive, the number of directors on the Board of Directors shall be increased by two at the Corporation’s first annual meeting of the stockholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous noncumulative dividends for at least one year on all outstanding shares of Series H Preferred Stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of Series H Preferred Stock shall have the right, voting separately as a class together with holders of any other equally ranked series of preferred stock that have similar voting rights, if any (such stock, “Voting Parity Stock”), to elect such two additional members of the Board of Directors (such additional directors, the “Preferred Directors”) to hold office for a term of one year; provided that the Board of Directors shall at no time include more than two Preferred Directors. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the Preferred Directors shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of the Series H Preferred Stock shall cease, subject to increase in the number of directors as described in this clause (d) and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly Dividend Periods, whether or not consecutive, as described in this clause (d).

(e) Any Preferred Director may be removed and replaced at any time, with cause as provided by law or without cause by the affirmative vote of the holders of the Series H Preferred Stock voting together as a class with the holders of Voting Parity Stock, to the extent the voting rights of such holders described in clause (d) above are then exercisable. Any vacancy created by removal with or without cause may be filled only as described in the preceding sentence. If the office of any Preferred Director becomes vacant for any reason other than removal, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. In addition, if and when the rights of holders of Series H Preferred Stock terminate for any reason, including under circumstances described in Section 6, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends as provided for in Section 6), and the terms of any Preferred Directors shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of Voting Parity Stock have similarly terminated.

(f) In exercising the voting rights set forth in this Section 5 or when otherwise granted voting rights by operation of law or by the Corporation, each share of the Series H Preferred Stock shall be entitled to one vote.

(g) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of the Series H Preferred Stock shall be entitled to vote shall be effected, all outstanding shares of the Series H Preferred Stock shall have been redeemed or shall have been called for redemption by the giving of notice thereof pursuant to Section 6(c) below and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

6. Redemption.

(a) The Series H Preferred Stock shall not be subject to any mandatory redemption, sinking fund or other similar provisions. The holders of the Series H Preferred Stock shall not have the right to require the redemption or repurchase of the Series H Preferred Stock.

(b) The Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of assets lawfully available therefor the Series H Preferred Stock, in whole or in part, from time to time, on or after April 1, 2027 at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior Dividend Periods and any accrued but unpaid (whether or not declared) dividends for the then-current Dividend Period to, but excluding, the redemption date.

(c) At any time within 90 days after a Regulatory Capital Treatment Event (as defined below), the Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may provide notice of its intent to redeem the Series H Preferred Stock in accordance with the procedures described below, and the Corporation may subsequently redeem, out of assets lawfully available therefor, the Series H Preferred Stock in whole, but not in part, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior Dividend Periods and any accrued but unpaid (whether or not declared) dividends for the then-current Dividend Period to but excluding the redemption date.

“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any:

(i) amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series H Preferred Stock;

(ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series H Preferred Stock; or

(iii) final official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is made, adopted, approved or becomes effective after the initial issuance of any share of the Series H Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the aggregate liquidation preference of the shares of Series H Preferred Stock then outstanding as “additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of Federal Reserve Regulation Y (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of the Series H Preferred Stock is outstanding.

(d) If shares of the Series H Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series H Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series H Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Any notice so mailed as provided in this Section 6(d) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of the Series H Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of the Series H Preferred Stock. Each notice of redemption shall state (i) the redemption date; (ii) the number of shares of the Series H Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of shares of the Series H Preferred Stock to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates, if any, evidencing shares of Series H Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed shall cease to accrue on the redemption date.

(e) On and after the redemption date, dividends shall cease to accrue on shares of the Series H Preferred Stock, and such shares of Series H Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares shall terminate, including rights described under Section 5, except the right to receive the redemption price plus any declared and unpaid dividends for prior Dividend Periods and any accrued but unpaid (whether or not declared) dividends for the Dividend Period to, but excluding, the redemption date.

(f) In the case of any redemption of only part of the shares of the Series H Preferred Stock at the time outstanding, the shares of the Series H Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of the Series H Preferred Stock in proportion to the number of Series H Preferred Stock held by such holders, by lot or in such other manner as the Corporation may determine to be equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of the Series H Preferred Stock shall be redeemed from time to time.

(g) Any redemption of the Series H Preferred Stock is subject to the Corporation’s receipt of any required prior approval by the Board of Governors of the Federal Reserve System and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Board of Governors of the Federal Reserve System applicable to redemption of the Series H Preferred Stock.

(h) If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been irrevocably set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors, which bank or trust company may be an affiliate of the Corporation (the “Depositary Company”), in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall be cancelled and shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all other rights with respect to such shares shall forthwith on such redemption date cease and terminate, except for the right of the holders thereof to receive the amount payable on such redemption from such trust or the Depositary Company, as applicable, at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall look only to the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

(i) Shares of the Series H Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of New York) be retired and have the status of authorized and unissued shares of the class of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock.

7. Amendment of Resolution. The Board of Directors reserves the right from time to time to increase (but not in excess of the total number of authorized shares of preferred stock) or decrease (but not below the number of shares of Series H Preferred Stock then outstanding) the number of shares that constitute the Series H Preferred Stock by further resolution adopted by the Board of Directors or a duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of New York stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Certificate of Designations within the limitations provided by law, this resolution and the Certificate of Incorporation.

8. Rank. The shares of Series H Preferred Stock shall rank:

(a) senior, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, to the Common Stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks junior to the Series H Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Junior Securities” refers to the Common Stock and any other class or series of capital stock over which the Series H Preferred Stock has preference or priority, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require);

(b) on a parity, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks either junior or senior to the Series H Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Parity Securities” refers to any class or series of capital stock that ranks on a parity with the shares of Series H Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require); and

(c) junior, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, as to any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series H Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Senior Securities” refers to any class or series of capital stock that ranks senior to the Series H Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require).

9. Certificates. The Corporation may at its option issue shares of Series H Preferred Stock without certificates.

10. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series H Preferred Stock may deem and treat the record holder of any share of Series H Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

11. Notices. All notices or communications in respect of the Series H Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted herein, in the Certificate of Incorporation or bylaws of the Corporation or by applicable law. Notwithstanding the foregoing, if shares of Series H Preferred Stock are issued in book-entry form through DTC, such notices may be given to the beneficial owners of the Series H Preferred Stock in any manner permitted by DTC.

12. Other Rights. The shares of Series H Preferred Stock shall not have any powers, preferences, privileges or rights other than as expressly set forth herein or in the Certificate of Incorporation or as provided by applicable law.

(5) This amendment to the certificate of incorporation of the Corporation was authorized, pursuant to sections 502 and 803(a) of the Business Corporation Law, by the vote of the Board of Directors. The certificate of incorporation of the Corporation provides that the Board of Directors or a duly authorized committee thereof may fix the designation of a series of preferred stock, and may establish all relative rights, preferences and limitations pertaining to such series without the approval of the stockholders of the Corporation.

IN WITNESS WHEREOF, the undersigned have executed, signed and verified this certificate this [    ] day of [    ].

M&T BANK CORPORATION

By:
Name:
Title:

By:
Name:
Title:

STATE OF NEW YORK )

) SS.:

COUNTY OF ERIE )

[    ], being first duly sworn, deposes and says that [he]/[she] is the [    ] of M&T Bank Corporation, that [he]/[she] has read the foregoing certificate and knows the contents thereof and that the statements therein contained are true.

By:
Name:
Title:

Sworn to before me

this [    ] day of [    ].

Notary Public

STATE OF NEW YORK )

) SS.:

COUNTY OF ERIE )

[    ], being first duly sworn, deposes and says that [he]/[she] is the [    ] of M&T Bank Corporation, that [he]/[she] has read the foregoing certificate and knows the contents thereof and that the statements therein contained are true.

By:
Name:
Title:

Sworn to before me

this [    ] day of [    ].

Notary Public